Exhibit 3.02

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACUCELA INC.

ARTICLE 1. NAME

The name of this Corporation is Acucela Inc.

ARTICLE 2. SHARES

2.1 Authorized Capital. The total number of shares which this Corporation is authorized to issue is 100,000,000 shares of Common Stock, without par value.

2.2 Contracts with Interested Shareholders. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

2.2.1 This Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower or otherwise with its shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise.

2.2.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the registered agent of this Corporation and the address of its registered office are as follows:

National Registered Agents, Inc. 505 Union Avenue Southeast Suite 120 Olympia, WA 98501

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this Corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this Corporation.

ARTICLE 6. VOTING

6.1 Fundamental Changes. Unless these Amended and Restated Articles of Incorporation provide for a greater voting requirement for any voting group of shareholders, any action which would otherwise require the approval of two-thirds (2/3) of all the votes entitled to be cast, including, without limitation, the amendment of these Articles of Incorporation, the approval of a plan of merger or share exchange, the sale, lease, exchange or other disposition of all, or substantially all, of this Corporation’s property otherwise than in the usual and regular course of business, and the dissolution of this Corporation, shall be authorized if approved by each voting group entitled to vote thereon by a simple majority of all the votes entitled to be cast by that voting group.

6.2 Amendment to Articles of Incorporation. Except as provided herein, no class or series of shares shall be entitled to vote as a voting group on the matters set forth in subsection (1)(a), (e), or (f) of RCW 23B.10.040, or any successor provisions thereto.

6.3 Mergers and Share Exchanges. Except as provided herein, no class or series of shares shall be entitled to vote as a voting group on a merger or share exchange as otherwise provided for in RCW 23B.11.035, or any successor provision thereto.

ARTICLE 7. DIRECTORS

7.1 Number of Directors. The number of Directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

7.2 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of this Corporation to change or repeal the Bylaws, the Board of Directors is expressly authorized to make, amend, or repeal the Bylaws of this Corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

7.3 Contracts with Interested Directors. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

7.3.1 This Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

7.3.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

7.4 Limitation of Liability of Directors and Indemnification of Directors, Officers, Employees and Agents.

7.4.1 To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for conduct as a Director.

7.4.2 This Corporation shall, to the maximum extent permitted by applicable law, indemnify any individual made a party to a proceeding because that individual is or was a director of this Corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles.

7.4.3 Any amendments to or repeal of this Article 7 shall not adversely affect any right or protection of a Director of this Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 8. AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

8.1 Amendments to Articles of Incorporation. This Corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act, and the rights of the shareholders of this Corporation are granted subject to this reservation.

8.2 Correction of Clerical Errors. This Corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles of Incorporation or any amendments hereto, without the necessity of special shareholder approval of such corrections.

These Amended and Restated Articles of Incorporation are executed by said Corporation by its duly authorized officer.

DATED:

ACUCELA INC.

By:	/s/ RYO KUBOTA
Ryo Kubota, M.D., Ph.D., President